Exhibit 10.11


[Storage Technology Corporation Letterhead Appears Here]


December 1, 1995



Mr. Lowell T. Gooch
7152 Old Post Road
Boulder, CO  80301

Dear Tom:

This will confirm the term of your assignment to Network Systems Corporation ("NSC") on a full time basis. Your assignment will commence November 20, 1995 and end November 10, 1997. Your title, compensation, and on-plan bonus
target will remain the same.   In return, you agree to accept the position
as the principal executive in charge of NSC, to work full time out of its headquarters in Minneapolis, and use your best efforts to cause NSC to meet or exceed its committed business plans. You will continue to be covered by the terms of the provisions of our letter agreement dated February 17, 1995 (the "February Agreement") with respect to termination of your employment and other matters covered therein, except to the extent modified hereby.

In addition to your rights under the February Agreement, if your employment is terminated by the Company prior to January 1, 1998, and termination payments are due you under the February agreement, Storage Technology would pay you an additional one year's salary.

If your assignment is not terminated prior to December 1, 1997, on that date the company will pay you a one-time cash bonus equivalent to one year's salary, plus your on-plan bonus percentage (both based on your salary and bonus percentage in effect at that time), provided that you meet the targeted goals agreed to by you and David Weiss. These objectives are to be set by the end of 1Q96.

During the period of your assignment to NSC, the company will pay you, in lieu of any moving or other transfer expense, a business travel allowance of $20,000 per year, payable on the first day of each quarter at the rate of $5,000 per quarter ($4,000 for the balance of the fourth quarter, 1995) for each of the two years of your assignment, and will pay reasonable housing and rental expenses for a dwelling in Minnesota.

At the conclusion of your two-year assignment, our intention would be to locate a suitable job for you within Storage Technology. In the event that we were not able to find a position which was acceptable to both the company and yourself at that time, and your employment were terminated as a result, the severance compensation provisions of our February Agreement would be payable.

You will be included in the company's officer equity retention plan upon and subject to approval of that plan by the Board of Directors, and your 1996 and 1997 MBOs will, of course, be revised to reflect your new assignment.
If the foregoing is in accordance with your understanding, please sign below so indicating.

Very truly yours,

 /s/David E. Weiss
--------------------
David E. Weiss



Accepted and agreed:

 /s/Lowell T. Gooch
---------------------
Lowell T. Gooch




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